EXHIBIT 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Natrol, Inc.

We consent to the incorporation by reference in this Registration Statement of Natrol, Inc. on Form S-8 to be filed with the Commission on or about January 8, 2007 of our report dated February 17, 2006 covering the consolidated financial statements and financial statement schedule of Natrol, Inc. appearing in the Annual Report on Form 10-K of Natrol, Inc. for the year ended December 31, 2005.

/s/ Stonefield Josephson, Inc.
Certified Public Accountants

Santa Monica, California
January 8, 2007